EXHIBIT 99
Press Release	Source: Anadarko Petroleum Corp.

Anadarko Agrees to Divest Certain U.S. Onshore Assets
Friday September 10, 9:17 am ET

HOUSTON--(BUSINESS WIRE)--Sept. 10, 2004--Anadarko Petroleum Corporation (NYSE:APC - News)

  FOR CASH AND WYOMING PROPERTIES
  ON TRACK TO MEET OR EXCEED PROCEEDS TARGET

Anadarko Petroleum Corporation (NYSE:APC - News) announced today that it has agreed to divest certain U.S. onshore properties to undisclosed parties for $850 million in cash and interests in two oil and gas fields in Wyoming.

The transaction, effective Sept. 1, 2004, will include an estimated 108 million barrels of oil equivalent (BOE) in proved reserves as of year-end 2003, and current daily net production of about 38,000 BOE, located in approximately 180 fields across Texas, Oklahoma, Kansas, Wyoming, Utah, Louisiana and Alabama. The properties to be divested include about 30 percent of Anadarko's fields worldwide, but only 4 percent of year-end 2003 reserves and 7 percent of current production.

As part of the sale, Anadarko will receive cash, as well as the buyers' interests in the Brown Cow and Hartzog Draw fields in Wyoming representing 2 million BOE of proved reserves and an estimated 7 million BOE of probable reserves. These assets complement Anadarko's unconventional resource development strategy and add to its activity in the region.

"This agreement marks another significant milestone in the execution of our refocused strategy. The divestiture of non-strategic properties allows Anadarko to focus on areas that have consistently produced the best results for us, as well as new growth areas," said Anadarko President and CEO Jim Hackett. "We're pleased with the terms of this transaction and the early execution, which keep us on target to generate at least $2.5 billion in after-tax proceeds from our divestiture program."

Other U.S. onshore assets targeted for divestiture, but not part of this sale, include a separate package in Southeast Colorado, the West Panhandle and Slaughter fields in Texas, and exploration acreage in the Deep Hugoton basin in Kansas and Oklahoma. These assets are in various stages of monetization: data rooms remain open for Southeast Colorado, with bids due Sept. 21; the Texas assets are being held for ongoing property trade discussions; and the Deep Hugoton exploration acreage remains available for third-party proposals.

The transaction is subject to normal closing conditions and purchase price adjustments, including preferential right elections. Closing is expected by Dec. 1, 2004.

Transaction advisors for Anadarko for this sale are Deutsche Bank Securities Inc. and Randall & Dewey LLC.

Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, Anadarko had 2.5 billion barrels of oil equivalent of reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar. For more information about how Anadarko is bringing excellence to the surface, please visit: http://www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the Company's 2003 Annual Report on Form 10-K.

Contact:

Anadarko Petroleum Corp.
Media Contacts:
Teresa Wong, 832-636-1203
teresa_wong@anadarko.com
or
Lee Warren, 832-636-3321
lee_warren@anadarko.com
or
Investor Contacts:
David Larson, 832-636-3265
david_larson@anadarko.com
or
Stewart Lawrence, 832-636-3326
stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corp.